Exhibit 99.1

For information, contact:

Investors -- Doug Pike (713) 309-4590

Media -- Lisa Martin (713) 309-4890

Millennium Announces Cash Tender Offer

For Its 7.00% Senior Notes Due 2006

HOUSTON, Jan. 31, 2006 -- Millennium America Inc. announced today that it has commenced a cash tender offer (the "Offer") for any and all of its outstanding $158,293,000 aggregate principal amount of 7.00% Senior Notes due 2006 (CUSIP No. 60036NAA9). The Offer is being made pursuant to an Offer to Purchase, dated Jan. 31, 2006 (the "Offer to Purchase"), which more fully sets forth the terms and conditions of the Offer.

To receive the total consideration, holders must validly tender and not withdraw their notes by 5 p.m. EST on Monday, Feb. 13, 2006 (the "Early Tender Date"). Holders who tender their notes after the Early Tender Date will receive the total consideration minus the early tender payment of $30 per $1,000 principal amount.

The total consideration per $1,000 principal amount of notes validly tendered and not withdrawn at or prior to the Early Tender Date will consist of an amount equal to the present value on the Initial Payment Date (as defined below) of the repayment price of $1,000 plus the amount of interest that would accrue from the Initial Payment Date to but not including the maturity date of Nov. 15, 2006. The repayment price and interest payments are discounted from their respective scheduled payment dates. The discount rate for calculating the present value is based on a fixed spread of 50 basis points over the yield on the Price Determination Date (as defined below) of the 3-1/2% U.S. Treasury Note due Nov. 15, 2006. In addition, accrued and unpaid interest up to, but not including, the applicable payment date will be paid in cash on all validly tendered and accepted notes.

The offer will expire at midnight EST on Tuesday, Feb. 28, 2006, unless extended or earlier terminated by Millennium. Tendered notes may not be withdrawn after 5 p.m. EST on Monday, Feb. 13, 2006, unless the Offer is extended by Millennium.

The total consideration will be calculated at 2:00 p.m. EST on Feb. 13, 2006 (the "Price Determination Date"), unless the Offer is extended. Holders who validly tender their notes by the Early Tender Date will receive payments on the initial payment date, which is expected to be on Feb. 14, 2006 (the "Initial Payment Date"). Holders who validly tender their notes after the Early Tender Date will receive payments promptly after the expiration date.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated Jan. 31, 2006, which is being sent to holders of notes. Holders are urged to read the tender offer documents carefully.

Banc of America Securities is the exclusive dealer manager for the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll-free) and 704-388-4813 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., at 800-758-5378 (U.S. toll-free) and 212-269-5550 (collect).

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase securities. Millennium is making the Offer only by, and pursuant to the terms of, the Offer to Purchase.

Millennium America Inc. is a wholly owned subsidiary of Millennium Chemicals Inc., a major international producer of chemicals including titanium dioxide (TiO2). Millennium Chemicals Inc. is a wholly owned subsidiary of Lyondell Chemical Company (NYSE:LYO).

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Source: Millennium Chemicals Inc.